UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of  Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee   (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount in which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

RETURN OF PROXY

Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting.  If you attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2008 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Wednesday, October 22, 2008.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

I have prepared a letter to all stockholders that summarizes our performance for fiscal year 2008 both in terms of our financial and market achievements.  The letter also reviews industry trends and our strategic priorities for fiscal year 2009 and beyond.  I invite you to read the letter that we have posted on our web site at www.ccur.com on the Investors page.  If you would like a copy of the letter you may contact our corporate secretary at 678-258-4000 or email us at investor.relations@ccur.com and we will be pleased to send you a copy.

We look forward to meeting with you on October 22, 2008.

Sincerely,

/s/ Dan Mondor
Dan Mondor
President and Chief Executive Officer

Duluth, Georgia
September 12, 2008

CONCURRENT COMPUTER CORPORATION

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, OCTOBER 22, 2008

The 2008 Annual Meeting of Stockholders of Concurrent Computer Corporation  (“Concurrent”) will be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Wednesday, October 22, 2008.  The meeting is being held to consider and act upon the following matters:

(1)	To elect five (5) directors to serve until the next Annual Meeting of Stockholders;

(2)
To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2009; and

(3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has established August 25, 2008 as the record date for the determination of stockholders entitled to receive notice of, and to vote at the meeting.  Only holders of record of common stock at the close of business on August 25, 2008 will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President and Secretary

Duluth, Georgia
September 12, 2008

CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement and proxy card are first being sent to stockholders on or about September 19, 2008 and are furnished in connection with the solicitation of proxies to be voted at the 2008 Annual Meeting of Stockholders.  The Annual Meeting will be held at Concurrent Computer Corporation’s corporate headquarters, located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 2:00 p.m. on Wednesday, October 22, 2008.  Your proxy is solicited by Concurrent’s Board of Directors.

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of Concurrent Computer Corporation (“Concurrent”) common stock.  This proxy statement describes in detail issues on which we would like you, our stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you execute your proxy, you appoint Dan Mondor and Emory O. Berry as your representatives at the annual meeting.  Mr. Mondor and Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the annual meeting.  Even if you plan to attend the meeting, it is a good idea to complete, sign, date and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Mondor and Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on:  (1) the election of five directors and (2) the ratification of the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2009.  No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 25, 2008 are entitled to vote.  This is referred to as the record date.  Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail.  You do this by signing your proxy card and mailing it in the prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.  Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.  Street name holders may vote in person only if they have a legal proxy as described above.

How many votes do you need to hold the meeting?

As of August 25, 2008, there were 8,293,000 shares of Concurrent’s common stock outstanding.  A majority of Concurrent’s outstanding shares as of the record date, equal to 4,146,501 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the internet or by telephone;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please sign and return all proxy cards to ensure that all your shares are voted.  You may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 so that it is received prior to October 22, 2008;
•	voting again over the Internet prior to 11:59 p.m., eastern time on October 21, 2008;
•	signing another proxy with a later date and sending it so that it is received by Concurrent’s corporate secretary prior to October 22, 2008; or
•	voting at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the five nominees for director;
•	WITHHOLD AUTHORITY to vote for the five nominees; or
•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

Directors are elected by a plurality vote.  As a result, the five nominees receiving the highest number of affirmative votes will be elected as directors.  This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the appointment of the independent registered public accountants?

With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for fiscal year ending June 30, 2009, you may:

•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the selection of the independent registered public accountants receive to pass?

The ratification of the selection of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the five named director nominees and FOR the ratification of the appointment of the independent registered public accountants.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors.  However, abstentions will have the effect of a vote AGAINST the ratification of the appointment of the independent registered public accountants.

Will my shares be voted if I do not vote my proxy?

If your shares are held through a brokerage account, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions.  These circumstances include certain “routine” matters, such as the election of directors and the ratification of the appointment of our independent registered public accountants.  Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

When a brokerage firm does not have authority to vote its customers shares or does not exercise its authority, these are referred to as “broker non-votes.”  Broker non-votes are counted for establishing a quorum, will not effect the outcome of a vote or the election of directors and will have the effect of a vote AGAINST the ratification of the appointment of the independent registered public accountants.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.  The report will be filed with the Securities & Exchange Commission (“SEC”), and you will be able to get a copy by contacting the corporate secretary at (678) 258-4000 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, through our website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2008 Annual Report to Stockholders and the 2008 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2008, which includes our Form 10-K for the year ended June 30, 2008, accompanies this proxy statement.  In addition, Concurrent’s Annual Report to Stockholders for the year ended June 30, 2008, can be found on the Internet at our web site at www.ccur.com under the Investor Relations page.  However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto.  If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee.  Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with our Bylaws, the Board of Directors has presently fixed the number of directors at five members.  The following nominees are standing for re-election to the Board of Directors at the meeting:  Charles Blackmon, Larry L. Enterline, C. Shelton James, Dan Mondor and Steve G. Nussrallah.  Directors will be elected to hold office until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee.  None of the nominees or any of the incumbent directors have a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries.  The Board of Directors has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Mondor, who serves as Concurrent’s President and Chief Executive Officer.

The Board of Directors unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board of Directors, including each nominee’s principal occupation and business experience for at least the last five years and the name of other publicly held companies for which he serves as a director, is set forth below.

Charles Blackmon.  Age 59 and a director since April 2003.  Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, Inc. a corporation that buys and sells timber and land.  From June 2004 until March 2005, he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items.  From 1980 until joining Interline Brands, Mr. Blackmon had been with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry.  Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, Vice President, Finance and Administration; from 1996 to 2002, Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, Vice President responsible for special financial and operational projects.  He also served as a director of MAGNATRAX from 1999 to 2002.  Mr. Blackmon was the Principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company.  Prior to his employment with MAGNATRAX, Mr. Blackmon served for several years in public accounting.  He is a certified public accountant.

Larry L. Enterline. Age 55 and a director since October 2005. Since February 2006, Mr. Enterline has been the Chief Executive Officer and director for Comsys IT Partners Inc. a leading IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K.  From September 2004 to February 2006, Mr. Enterline served as the Chief Executive Officer for Strategic Management Inc., an investment company.  From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc.  From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization.  Mr. Enterline holds a Bachelor’s degree in Electrical Engineering and a Master’s degree in Business Administration.  Mr. Enterline also serves on the board of directors of Raptor Networks Technology Inc. and Comsys IT Partners Inc.  Raptor Networks Technology, Inc. provides standards based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications.

C. Shelton James.  Age 68 and a director since July 1996.  Mr. James has been President of C.S. James & Associates, a business advisory firm, since May 2000.  Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company from December 2001 to July 2002 when he retired.  From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions.  From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment.  From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies.  Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division.  Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems.  Additionally, Mr. James is a director of DRS Technologies, Inc., a public company that supplies defense electronic systems to government and commercial customers worldwide.  During the course of his career, Mr. James was a CPA and worked in public accounting, served as a Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and nine audit committees.

Dan Mondor, Age 53, President, Chief Executive Officer, and Director.  Mr. Mondor joined Concurrent as Chief Executive Officer and Director on April 23, 2008.  Mr. Mondor has over 29 years of telecommunications industry experience with leading global corporations.  Mr. Mondor has held a number of senior executive positions with Mitel Networks, Inc., Nortel Networks, Inc. and Siemens Corporation.  Prior to joining Concurrent, Mr. Mondor was President of Mitel Networks, Inc., the US subsidiary of Mitel Corporation, a privately-held provider of voice, video and collaborative communication solutions, appointed to that position in February 2007.  Mr. Mondor was with Nortel Networks, a publicly-held provider of communications solutions from May 1990 to January 2007 where he held a number of senior executive positions in general management, marketing and sales.  He was Vice President of Solutions at Nortel from November 2005 to January 2007 with responsibility for cable, telco, and enterprise solutions in North America.  Mr. Mondor served as Vice President and General Manager for Nortel's Global Cable Solutions from April 2004 to November 2005, and previously as Vice President, North America Cable Sales from November 2002 to April 2004.  Mr. Mondor joined Nortel in May 1990 as Product Line Manager of their optical product line and served in positions of increasing responsibility including Vice President of Worldwide Marketing for their Optical Networks division from 1999 to 2002.  He was with Siemens from 1984 to 1990 and served in positions of increasing responsibility including Director of Strategic Planning for their U.S. transmission business.  Mr. Mondor began his career in the telecommunications industry with Bell-Northern Research in 1979.  Mr. Mondor has a Masters of Engineering from the University of Ottawa and a BS in Electrical Engineering from the University of Manitoba.

Steve G. Nussrallah.  Age 58 and Chairman of Concurrent’s Board of Directors since October 2000.  Mr. Nussrallah has been a general partner of Value Plus Ventures, a private equity firm, since December 2007.  Prior to Value Plus Ventures, he was a General Partner at Noro-Moseley Partners, a venture capital firm, from Jan 2001 to November 2007.  He served as Concurrent’s President and Chief Executive Officer from January 2000 to December 2000 and as President of the VOD division from January 1999 to December 1999.  From March 1996 to March 1998, he served as President and Chief Operating Officer of Syntellect Inc., a publicly-held supplier of call center solutions to the cable television industry.  From January 1990 to March 1996, Mr. Nussrallah served as President and Chief Operating Officer of Telecorp Systems Inc., a privately-held supplier of call center solutions, which was acquired by Syntellect Inc. in March 1996.  From 1984 to 1990, Mr. Nussrallah was employed by Scientific-Atlanta.  He initially served as vice president of engineering for Scientific-Atlanta’s cable television operation and later served in positions of increasing responsibility, including Vice President and General Manager of its Subscriber Business Unit.  From July 2002 to June 2005, Mr. Nussrallah was a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.  From January 2002 to November 2007, Mr. Nussrallah was a director for EG Technology,  Inc., a private company that manufactures digital video signal processing equipment for television distribution over cable, satellite and IPTV networks.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Concurrent is organized under the laws of the State of Delaware and is governed by a Board of Directors.  As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board of Directors has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee.  The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to good business practices, transparency in financial reporting and effective corporate governance.  The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq.  Concurrent’s Board meets regularly in executive sessions which are comprised of the independent directors.  Concurrent has adopted a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executives and Financial Officers, and an Accounting/Auditing Complaint Policy.  Concurrent’s codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com in the Corporate Governance section.

Board Attendance

During fiscal year 2008, there were 21 meetings of the Board of Directors.  All the directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

The Board of Directors has adopted a policy that each director is encouraged to attend Concurrent’s regularly scheduled Annual Meeting of Stockholders. All of our directors attended Concurrent’s 2007 Annual Meeting of Stockholders.

Committees of the Board of Directors

The membership of each of the Board of Director’s standing committees as of September 12, 2008 is indicated in the table below:

Director	Compensation	Audit	Nominating	Executive

Charles Blackmon	Chair	X		X
Larry L. Enterline		X	Chair
C. Shelton James	X	Chair	X
Steve G. Nussrallah	X		X	Chair
Dan Mondor				X

Self-Evaluation

Each year the Board and each of its committees, except the Executive Committee, completes an internal self-evaluation.  The self-evaluations are discussed within each committee and then by the Board as a whole.

Stockholder Communications with the Board of Directors

On June 16, 2004, Concurrent adopted a formal process for stockholder communications with members of the Board of Directors.  The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board of Directors may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters.  The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors.  A copy of the procedures for stockholder communication with the Board of Directors may be found on Concurrent’s corporate website (www.ccur.com) in the Corporate Governance section.  In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The Executive Committee has, to the extent legally permitted, the power and authority of the Board of Directors.  There was one Executive Committee meeting held during fiscal year 2008.  The Executive Committee operates under a written Executive Committee charter adopted by the Board of Directors and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Audit Committee. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards.  Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as “audit committee financial experts” pursuant to SEC rules.  The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;
•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent registered public accountants;
•	to review matters relating to the examination of Concurrent’s financial statements by its independent registered public accountants, accounting procedures and controls; and
•	to appoint Concurrent’s independent registered public accountants.

There were nine meetings of the Audit Committee during fiscal year 2008.  The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) in the Corporate Governance section.

Nominating Committee.  All of the members of the Nominating Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;
•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and
•	to make recommendations to the Board concerning the structure and membership of other Board committees.

There was one meeting of the Nominating Committee during fiscal year 2008.  The Nominating Committee operates under a written charter adopted by the Board of Directors and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) in the Corporate Governance section.

Compensation Committee. All members of the Compensation Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) of Named Executive Officers and senior management;
•	to administer Concurrent’s incentive compensation plans, equity-based plans and other employee benefit plans, subject to certain limitations; and
•	to annually review and approve the annual incentive bonus structure.

The Chief Executive Officer reports to the Compensation Committee regularly on the results of the evaluations of our Named Executive Officers (other than the CEO).  In addition to the CEO’s involvement in conducting evaluations and making compensation recommendations for other Named Executive Officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent.  The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

The Compensation Committee also reviews director compensation practices, including and in relation to peer companies, and recommends to the Board of Directors, as appropriate, revisions to our director compensation program.  For further information regarding the compensation practices, see the “Compensation, Discussion and Analysis.”

The Compensation Committee periodically retains consultants for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work.  The Compensation Committee has the sole authority to engage or terminate these consultants, including sole authority to approve fees and other retention terms.  In 2008, the Compensation Committee retained Longnecker & Associates as its independent compensation consultants to advise the Compensation Committee on executive compensation policies and practices.  The nature and scope of those engagements is more fully discussed in the “Compensation, Discussion and Analysis.”  The compensation consultant reports to the Chairman of the Compensation Committee and acts at the direction of the Chairman and the Compensation Committee.

There were eight meetings of the Compensation Committee during fiscal year 2008.  The Compensation Committee operates under a written Compensation Committee charter adopted by the Board of Directors and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) in the Corporate Governance section.

Stockholder Recommendations of Director Nominations

The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board of Directors.  However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.  In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters.

2.	Include in the submission the following information concerning the recommended individual for the Committee to consider:

•	age;
•	business address and residence address of such person;
•	five-year employment history, including employer names and business descriptions;
•	the class and number of shares of Concurrent which are beneficially owned by such person;
•	ability of the individual to read and comprehend financial statements;
•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);
•	board memberships (if any);
•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Nominating Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Nominating Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and
•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationship between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such stockholder nomination recommendations for an Annual Meeting of Stockholders must be delivered, as provided above, at Concurrent’s corporate headquarters not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Stockholders may also nominate candidates for election to Concurrent’s Board of Directors.  Any stockholder wishing to make a nomination should adhere to the provisions set forth in Article IV of Concurrent’s Bylaws, as described under “Other Matters - 2008 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board of Directors.

The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs.  The Nominating Committee then considers nominees identified by the committee, other directors, senior management of Concurrent and stockholders.  The committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;
•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;
•	sound judgment;
•	lack of interests that materially conflict with those of Concurrent’s stockholders; and
•	demonstrated professional achievement.

Further, the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and
•	devote sufficient time to carrying out his or her duties and responsibilities effectively.

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;
•	at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as defined by the rules of the SEC; and
•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director at the Annual Meeting of Stockholders and the second half at the April Board meeting.  A non-employee who becomes a director after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director.  In addition, non-employee directors receive $2,000 per meeting they attend in person or $500 per meeting they attend by telephone, including supplemental meetings in person with management where the business to be conducted cannot be reasonably accomplished during any scheduled meeting times and is necessary in furtherance of the required duties of a director.  However, this amount may not exceed $2,000 per day for attendance at Board, committee and supplemental meetings regardless of the number of meetings attended on a given day.  In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board of Directors receive $7,500 per annum.  These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half at the April Board meeting.  Further, the Chairman of the Board, Mr. Nussrallah, is paid an additional $25,000 per year for serving as Chairman.   None of the directors received perquisites.

In October 2006, our 2001 Stock Option Plan was amended by the stockholders to allow non-employee directors to be eligible to receive long-term incentive awards that the Compensation Committee, in its discretion, believes would best compensate the non-employee directors for their work on the Board.  Thus, the Compensation Committee has the discretion to treat non-employee directors like other plan participants.

From October 2006 to April 2007, the Compensation Committee analyzed board compensation data for the following peer companies:

Arris Group Inc.	SCM Microsystems, Inc.
C-COR Inc.	Terayon, Inc.
Harmonic Inc.	Wind River Systems, Inc.
SeaChange International, Inc.

Based on that analysis, the Compensation Committee determined the average board compensation for the directors at peer companies and reduced the average by approximately 15% to arrive at a conservative target board compensation figure.  (In determining the average board compensation amount, the Compensation Committee excluded the lowest and highest two figures.)  Based on this methodology, the Compensation Committee made an  annual grant in October 2007 to each non-employee director of 800 shares of restricted stock, with restrictions lapsing on the following schedule: 600 shares on October 29, 2008, 100 shares on October 29, 2009 and 100 shares on October 29, 2010.  In addition, the directors were each granted an option to purchase 1,000 shares of common stock which vested immediately.   All share amounts reflect the one-for-ten reverse stock split made effective on July 9, 2008 (“Reverse Stock Split”).

The Compensation Committee is in the midst of evaluating board compensation, including long-term incentive awards.  To that end, the Compensation Committee has retained Longnecker & Associates to advise them on this matter.  The peer companies being evaluated include:

BigBand Networks, Inc	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

The following table sets forth the annual compensation of our non-employee directors for fiscal year 2008.  Employee directors do not receive any separate compensation or perquisites for their service on the Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Steve G. Nussrallah (3)	$64,500	$12,196	$7,901	$84,597
Charles Blackmon (3)	49,500	12,196	7,901	69,597
Larry L. Enterline (3)	41,000	12,196	7,901	61,097
C. Shelton James (3)	49,500	12,196	7,901	69,597
Alex Best (3)(4)	16,500	5,521	7,901	29,922

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in fiscal year 2008, determined in accordance with FAS 123R.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the value of such awards. The grant date fair value of the awards based on FAS 123R was $20,720 per non-employee director, or $103,600, in aggregate.

(2)
The amounts in this column reflect the dollar amount recognized for financial reporting purposes in fiscal year 2008, determined in accordance with FAS 123R, and thus includes amounts from awards granted in fiscal year 2008.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the value of such awards. The grant date fair value of the awards based on FAS 123R was $7,901 per non-employee director, or $39,505, in aggregate.

(3)
As of June 30, 2008, the aggregate number of outstanding restricted stock awards and option awards, reflecting the Reverse Stock Split, held by the non-employee directors were, respectively, as follows: Mr. Nussrallah, 1,600 and 7,000; Mr. Blackmon 1,600 and 7,000; Mr. Enterline, 1,600 and 4,000; and Mr. James, 1,600 and 8,700.

(4)	Mr. Alex Best resigned from the Board of Directors effective December 14, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Comparison Objectives and Overview of Compensation Program

Our executive compensation programs have been designed to ensure that the Named Executive Officers’ total compensation is aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success.  The objectives of our executive compensation programs are as follows:

•	pay salaries that are competitive and attract, retain, and motivate a highly competent executive team;
•	provide market-based bonus programs that link corporate performance and total executive compensation; and
•
align executives’ financial interests with the creation of stockholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have designed our compensation program to reward our Named Executive Officers’ measurable accomplishments toward the creation of stockholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual bonuses, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation.

Named Executive Officers for Fiscal 2008

We currently have three executive officers: Dan Mondor (President and Chief Executive Officer), Emory O. Berry (Chief Financial Officer and Executive Vice President of Operations) and Kirk L. Somers (Executive Vice President and General Counsel).  During our fiscal 2008, Mr. Berry was a contractor and, thus, his compensation was based upon his employment by TechCFO who contracted with us.  Mr. Berry became an employee of Concurrent in August 2008.  As a result, Mr. Berry did not participate in our Annual Incentive Program (AIP) for fiscal year 2008.  During fiscal year 2008, we had one additional executive officer, T. Gary Trimm (President and Chief Executive Officer).  Mr. Trimm retired effective May 2, 2008. For the purposes of this discussion and analysis our Named Executive Officers for fiscal year 2008 were Messrs. Mondor, Berry, Somers, and Trimm.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash bonus opportunity and long-term equity-based incentive awards.  We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives.  Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment.  We have established an annual cash-based bonus program, our annual incentive plan (“AIP”), with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of the annual cash compensation for our executive officers and senior management is at risk.  Through grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in our common stock, align our Named Executive Officers’ actions with our stockholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, AIP and long-term equity-based incentive awards — to compete for and retain executive talent in an increasingly competitive marketplace.

Determination of Compensation

Total Compensation

In establishing each Named Executive Officer’s total compensation package, we consider:

•	the compensation packages of executive officers in similar positions at a comparable group of peer companies based on reported and survey information as described below; and
•	the experience and contribution levels of the individual executive officer.

Each element of compensation is compared with that of peer companies through review of the Surveys (as defined below).  Total compensation (the combined value of base salary, target annual incentive, and grant date fair value of long-term incentive awards) is also assessed.

With respect to long-term equity-based incentive awards, we also consider the amount and value of stock options and restricted shares currently held by the Named Executive Officers when determining new grants. Our focus is on compensating executives for their individual performances and their expected future contributions to Concurrent.

Peer Group Analysis

In 2008, the Compensation Committee retained independent compensation consultants, Longnecker & Associates, to advise the Compensation Committee on executive compensation policies and practices.  This advice, including a peer group analysis, was provided to the Compensation Committee in multiple meetings in 2008 and was considered by the Compensation Committee in establishing the framework of our executive compensation packages.  The peer group recommended by the independent consultants and used for purposes of analyzing the structure of our Named Executive Officers’ compensation included similarly-sized companies, and those in the high-tech or communications industries.  These criteria resulted in a group of 12 peer companies against which our executive compensation program was evaluated.  These companies were:

BigBand Networks, Inc	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

Additionally, the consultants considered information relating to Arris Group Inc. due to the physical and market proximity to Concurrent.

In the past the Compensation Committee has referenced survey information purchased from the Economic Resource Institute (“ERI Survey”) and Culpepper Compensation & Benefits Surveys (“Culpepper Survey”) (collectively “Surveys”).

•
The ERI Survey is based upon over 20 million measures and includes compensation data from 14,000 companies that report through the SEC, third-party surveys, and annual reports and information circulars released by companies in the United States, Canada, European Union and United Kingdom.  The ERI Survey reports results based upon (1) calculations using statistical analysis, (2) size-sensitive information such as assets, revenue and number of employees in reporting organizations, (3) industry classification based upon an enhanced Standard Industrial Classification (SIC) code, and (4) geographical location.

•
The Culpepper Survey data is based upon independent data from 1,353 companies and includes 9,542 executive positions.   Further, the information can be subdivided based on percentile rankings, company size, industry group and geographic zones.

In utilizing the Surveys we focused on similarly sized technology companies within our industry, based on standard industrial codes.

Base Salaries

Individual base salaries are determined through an evaluation of individual performance levels and contributions to our business objectives, as well as comparisons to peer data for similar positions in the technology marketplace where we compete based on the Surveys.  Salaries are reviewed annually for each Named Executive Officer.  We target base salaries at the median of market levels.

Fiscal 2008

In August 2007 for fiscal year 2008, the Compensation Committee increased the base salaries as reflected in the table below.

Named Executive Officer	Old Salary	Percent Increase	New Salary
T. Gary Trimm	$362,250	5%	$380,363
Kirk L. Somers	$250,000	0%	$250,000

The salary increases were consistent with peer group analysis.

Fiscal 2009

In August 2008, the Compensation Committee evaluated Mr. Somers salary and decided to give him a lump sum amount of $7,500 in lieu of a merit increase.  Since Messrs. Berry and Mondor had recently joined the company, their salaries were not changed.

Annual Bonuses

To align bonuses for our Named Executive Officers with the creation of stockholder value, our Named Executive Officers participate in the AIP that is in place for all management level employees.  Each year management develops the AIP and the Compensation Committee reviews, modifies and approves the AIP to motivate employees to achieve goals that are most important for that year.  Typically, the AIP award is a cash bonus which is paid out after the completion of the fiscal year, usually in August.  Individual target bonuses are established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Concurrent.

We do not have a formal policy for recovery or adjustment of AIP bonuses in the event the performance goals on which payouts are based are later restated or otherwise adjusted in a manner that would reduce the size of the payouts.  However, if such a situation occurs at a future date, the Compensation Committee reserves the right to re-evaluate the affected payouts and take any actions it deems necessary.

Fiscal 2008

The AIP bonus targets for fiscal 2008 for our Named Executive Officers were set by the Compensation Committee at the following percentages of each person’s salary:  Mr. Trimm 50% and Mr. Somers 40%. The individual target bonuses under the 2008 AIP for all components in the aggregate for Messrs. Trimm and Somers were $189,427 and $100,000 respectively.  Mr. Berry did not participate in the AIP for fiscal year 2008.

The fiscal 2008 AIP goals were established by the Compensation Committee and were comprised of two independent components:

•	a company performance component based on company financial performance, which accounted for 90% of the possible cash bonus payout at target; and
•	a personal performance component based on performance against several agreed upon strategic initiatives, which accounted for 10% of the possible cash bonus payout at target.

The company component of the 2008 AIP links cash bonus payouts to the achievement of weighted annual performance goals related to revenue (40%) and adjusted EBITDA (50%).  The Compensation Committee chose these goals because they believed these financial measures were the most indicative of stockholder value creation during that fiscal year.  For purposes of the bonus, EBITDA is an adjusted EBITDA and is defined as earnings before interest, taxes, depreciation and amortization with some internal adjustments.

Depending on achievement of the goals, participants were eligible to receive between 0% and 150% of the target bonus amount for the fiscal year.  The chart below shows the target, threshold and maximum goal amounts for revenue and operating income for fiscal year 2008:

Revenue	Target	$72,000,000
	Threshold	65,520,000
	Maximum	82,000,000

EBITDA	Target	$2,810,000
	Threshold	500,000
	Maximum	7,810,000

Actual results for the year were compared against the target goals for revenue and operating income to determine the amount to be paid under the 2008 AIP as follows:

•
Achievement Below Target. If revenue and EBITDA for the year were below the target, but not below the threshold, the bonus payout for the period would decrease in an approximately linear fashion from the target.  If results were below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and EBITDA results for the year matched the targets, the bonus payout for the year would be 100% of the target bonus payable.
•
Achievement Above Target. If revenue and EBITDA for the year exceeded the targets, the bonus payout would increase in an approximately linear fashion from the target to the maximum bonus payable.  There was no additional increase in the bonus payout if results exceeded the maximum goals for the period.

The 2008 AIP does not provide for any discretionary adjustments (upward or downward).

Based on actual company performance results for fiscal year 2008 of $70.8 million in revenue and  EBITDA performance of  approximately $0.8 million, 84% of the revenue AIP target bonus was payable and 25% of the EBITDA bonus was payable.  Thus the calculated bonuses for Messrs. Trimm and Somers were $82,844 and $43,734, respectively, as the company component of their AIP awards.  Mr. Somers was paid the calculated amount.  Mr. Trimm was paid $69,037, or 10/12th of the calculated bonus, due to his separation in April 2008.   The remaining 2/12th of the calculated bonus, or $15,323, was paid to Mr. Mondor.

The personal component of the 2008 AIP links 10% of the cash bonus to the achievement of performance goals related to strategic initiatives.  The Compensation Committee selected the goals based on the significance of the initiatives to our short-term and long-term success, the company wide scope of the projects and the complexity and difficulty of executing the initiatives. These included, but were not limited to:

•	preservation and improvement of cash and costs reduction,
•	product development deliverables,
•	partner initiatives, and
•	customer satisfaction and expansion via sales results.

Depending on the level of achievement for these goals, participants in the aggregate were eligible to receive between 0% and 100% of the target bonus allocated to their initiatives at the Compensation Committee’s discretion based on its evaluation of progress against these strategic initiatives as of the end of the fiscal year.  The Compensation Committee received updates and briefings throughout the year regarding the progress being made on each of the strategic initiatives covered under this component of the 2008 AIP.

The bonuses for achieving established strategic goals for the personal component of the 2008 AIP ranged from 20% to 60% of the target bonus.   For fiscal 2008, the Named Executive Officers shared the same subjective corporate goals and achieved 48% of the target bonus.  Thus the calculated bonuses under the 2008 AIP for the subject component were $9,092 and $4,800 for Messrs. Trimm and Somers, respectively.  Mr. Somers was paid the calculated amount.  Mr Trimm was paid 10/12th or $7,577.  The remaining 2/12th of the calculated bonus or $1,515 was paid to Mr. Mondor.

In addition to the AIP, when we promoted Mr. Somers in February 2007, we established specific performance goals related to completing the patent settlement with C-COR and Thirdspace and the completion of the annual SEC filings for fiscal 2008, the accomplishment of which would entitle Mr. Somers to an additional cash bonus of $100,000.  These goals were accomplished in September 2007 and the payouts were made to Mr. Somers at that time.

Fiscal 2009

The AIP bonus targets for fiscal 2009 for our Named Executive Officers are set by the Compensation Committee at the following percentages of each person’s salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The individual target bonuses under the 2009 AIP for all components in the aggregate for Messrs. Mondor, Berry and Somers are $240,500, $147,500 and $100,000 respectively.

For fiscal year 2009, the Compensation Committee maintained the company performance objective but eliminated the personal performance objective. The company component of the fiscal 2009 AIP links cash bonus payouts to the achievement of weighted annual performance goals related to revenue (50%) and operating income (50%).  The Compensation Committee chose goals related to revenue and operating income because they believe these financial measures are the most indicative of stockholder value creation for the coming year.  Depending on achievement of the annual revenue and operating income goals, participants will be eligible to receive between 0% and 150% of the target bonus amount for the fiscal year.

Long-Term Equity-Based Incentive Awards

The Compensation Committee grants long-term equity-based incentive awards to the Named Executive Officers in the form of stock options and restricted shares.  In determining the size of the grants, the Compensation Committee considers the amount and value of stock options currently held, the executive’s performance during the prior year, and the executive’s likely continued future contributions to Concurrent, as well as the executive’s role within Concurrent.  The Compensation Committee also considers the value of stock options granted to executives in similar positions at the peer companies based on the Surveys as determined through the competitive analysis.

The Compensation Committee generally awards stock options or restricted shares to the Named Executive Officers and other key employees at the time of initial employment, at promotion and at discretionary intervals thereafter (usually on an annual basis).  In recent years, the annual grants to our Named Executive Officers and other key employees have been at a consistent interval, generally occurring during the first quarter.  Grants have been made at other times for new hires and promotions.

In addition to granting stock options, we have also granted restricted shares.  We have used this form of long-term incentive from time to time to effectively motivate employees under different market conditions.  For example, when the stock price has been declining for an extended period, the perceived value of stock options is reduced as a long-term incentive.  In such situations we have utilized restricted shares to focus individuals on our long-term performance, to motivate their performance and to retain them.

Generally, the Compensation Committee approves long-term incentive grants based on recommendation from our CEO and Vice President of Human Resources.  Annual grants are approved by the Compensation Committee at a meeting that generally is held in August of each year.  All stock options are approved with exercise prices equal to the closing market price on the date of grant.  The date of the grant is the date of the Compensation Committee meetings, unless the approval is at a meeting preceding the release of earnings for the prior period, in which case the grant date is two business days after the earnings release.  We do not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Fiscal 2008

In August 2007, the Compensation Committee granted stock options to our Named Executive Officers as follows:

Named Executive Officer	Options Granted*
T. Gary Trimm	28,758
Kirk L. Somers	13,231
*Reflects the Reverse Stock Split

In September 2007, the Compensation Committee granted 9,000 stock options to Mr. Berry.

In April 2008, the Compensation Committee granted both stock options and restricted stock to Mr. Mondor: 60,000 options and 30,000 restricted shares. The options vest and the restrictions lapse annually in equal amounts over four years.  In August 2008, when Mr. Berry joined the Company as an employee, he was granted 20,000 options and 10,000 restricted shares. The options vest and the restrictions lapse annually in equal amounts over four years.  Mr. Berry’s grant occurred after the Reverse Stock Split.  All share amounts granted prior to July 9, 2008 reflect the Reverse Stock Split.

Fiscal 2009

The Compensation Committee is currently in the process of determining the fiscal year 2009 annual grant of long-term equity-based incentive awards.  They are engaging in this process with the assistance of Longneck & Associates.

Severance

Pursuant to the employment agreements we have with our Named Executive Officers, we provide severance pay to our Named Executive Officers, which is more fully described below under “Potential Payments Upon Termination or Change in Control.”  These employment agreements are entered into when each employee becomes a Named Executive Officer.  The severance for our Named Executive Officers is typically one year of salary.  In establishing this benefit, we reviewed the Surveys to determine what other comparable companies provide their Named Executive Officers in the form of severance protection and the amount of payments that are customary and reasonable in our industry.  Based on our review, we believe that providing severance to executive officers is customary for our industry and allows us to remain competitive with other companies. This approach ensures that our Named Executive Officers continue to act in the best interests of stockholders even in the event that they are at risk of losing their jobs. This strategy is particularly important and worthwhile given the difficulty for a high-level employee to secure a comparable position at another company quickly and for Concurrent to remain competitive with other companies that routinely offer a similar benefit to their executive officers.

Benefits and Perquisites

Our Named Executive Officers are also eligible to participate in the health and welfare and defined contribution plans that we make generally available to our other full time employees, including health care, disability and life insurance coverage and 401(k) matching programs.  The company matches 50% of up to 5% of an employee’s salary invested in our 401K program.  We do not provide any pension plans or any non-qualified deferred compensation to any of our Named Executive Officers or board members.  Our Named Executive Officers do not receive any other benefits or perquisites.

Role of Management in Determining Compensation

Evaluations of the Named Executive Officers’ performance are conducted on a regular basis by the Chief Executive Officer.  The Chief Executive Officer reports to the Compensation Committee on the results of the evaluations of the other Named Executive Officers.  The Chief Executive Officer’s performance is periodically evaluated by the Compensation Committee, no less than annually.

In addition to the Chief Executive Officer’s involvement in reviewing performance of the other Named Executive Officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in establishing compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits input from executive management on compensation related strategies and practices.  Additionally, the Compensation Committee utilizes the data and analysis from independent compensation consultants and industry surveys to gain a comprehensive view of related factors affecting its decision making.

Tax Considerations

We consider the impact of certain Internal Revenue Code provisions relating to tax when making decisions on executive compensation.  The primary provision we consider is Section 162(m).

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our highly paid executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our Named Executive Officers received cash compensation in excess of $1 million in fiscal year 2008.  Stock options granted to our Named Executive Officers are designed to qualify as performance-based compensation under Section 162(m).  The Compensation Committee may determine, however, that one or more awards granted should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests and the benefit of the compensation arrangement for Concurrent and the stockholders outweighs the incremental cost to Concurrent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Concurrent’s management.  Based on the Compensation Committee’s review of, and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Charles Blackmon, Chairman
C. Shelton James
Steve G. Nussrallah

September 12, 2008

The foregoing report and other information provided above should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

The following table sets forth compensation information for fiscal year 2007 and 2008 for our Named Executive Officers.  None of the Named Executive Officers received perquisites.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation($)	Bonus ($)	All Other Compensation ($)	Total ($)
Dan Mondor	2008	103,885	9,126	11,210	-	15,323	2,438	141,982
President and ChiefExecutive Officer (1)
Kirk L. Somers	2008	250,000	10,358	46,964	148,534	-	16,125	471,981
E.V.P., General Counsel and Secretary	2007	235,038	15,393	23,325	22,751	-	4,975	301,482
Emory O. Berry, (3)	2008	342,864	-	37,490	-	-	-	380,354
E.V.P. of Operations and Chief Financial Officer	2007	129,288	-	8,569	-	-	-	137,857
T. Gary Trimm (4)	2008	370,261	44,211	309,095	76,614	-	31,064	831,245
Former President and Chief Executive Officer	2007	360,837	44,211	238,356	43,470	-	7,462	694,336

(1)	Mr. Mondor was appointed President and Chief Executive Officer on April 23, 2008. Bonus includes discretionary amount granted to Mr. Mondor; equivalent to 2/12th of Mr. Trimm’s calculated bonus.

(2)
The amount reported in these columns for each Named Executive Officer represents the dollar amount recognized for financial statement reporting purposes in fiscal year 2008, determined in accordance with FAS 123R.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used to value these awards.

(3)
Mr. Berry joined Concurrent as a consultant on February 12, 2007, and subsequently was appointed as our Chief Financial Officer and Executive Vice President of Operations effective March 9, 2007.  He was employed as a full-time contractor by TechCFO LLC and we paid a monthly fee of $30,000.  Mr. Berry was not paid for days taken off in fiscal 2008; salary figure reflects actual amount paid for all days worked.

(4)	Mr. Trimm retired effective May 2, 2008.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2008

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers during fiscal year 2008.

	Approval Date of Comp Ctte.	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Name			Threshold ($)	Target ($)	Maximum ($)
Dan Mondor	04-08-08	4-23-08				60,000	7.30	13,569
	04-08-08	4-23-08				30,000	7.30
Kirk L. Somers	08-14-07	8-20-07				13,231	14.00	54,242
			-	100,000	-
			2,000	100,000	150,000
Emory O. Berry	09-12-07	9-12-07				9,000	13.30	44,022
T. Gary Trimm	08-14-07	8-20-07				28,757	14.00	311,992
			3,789	189,427	284,141

(1)
The amounts shown in these columns represent the Named Executive Officers’ annual incentive opportunity under the AIP.  In addition, Mr. Somers’ includes a target of $100,000 for the accomplishment of certain established strategic goals. See “Compensation Discussion and Analysis— Fiscal 2008 Annual Cash Incentive Compensation” for more information regarding this plan.  The amounts actually paid are disclosed in the Summary Compensation Table.

(2)
All grants were made under the Amended and Restated 2001 Stock Option Plan. The terms of the grants are as follows: four year vesting with 25% vesting on the first anniversary and each anniversary thereafter, a 10 year life, terminating 90 days after each employee leaves Concurrent.  The number of securities underlying options and exercise or base price of option awards reflect the Reverse Stock Split.

(3)
Reflects the grant date fair value of non-qualified stock options as determined under FAS 123R.  Regardless of the value placed on a stock option on the date of grant, the actual value of the option will depend on the market value of our common stock on the date of exercise.  A discussion of the assumptions used in calculating these values may be found in Note 12 of the Notes to Consolidated Financial Statements set forth in our Annual Report on  Form 10-K for fiscal year 2008.

OUTSTANDING EQUITY AWARDS
AS OF JUNE 30, 2008

The following table provides information concerning outstanding equity awards held by the Named Executive Officers on June 30, 2008.

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Dan Mondor	-	60,000	7.30	04-23-08	04-23-2018	30,000	204,000
Kirk L. Somers	3,000		140.05	11-26-01	11-26-2011
	250		68.50	04-30-02	04-30-2012
	565		21.20	04-28-03	04-28-2013
	565		30.70	08-25-03	08-25-2013
	565		45.60	10-27-03	10-27-2013
	565		49.40	02-02-04	02-02-2014
	2,500		22.10	01-28-05	01-28-2015
	5,506		21.50	06-22-05	06-22-2015
	2,552	7,657	13.50	08-14-06	08-14-2016
	0	13,231	14.00	08-20-07	08-20-2017
				10-25-04	10-25-2014	553 (5)	3,760	369	2,509
Emory O. Berry	2,500	7,500	15.20	03-08-07	03-08-2017
	-	9,000	13.30	09-12-07	09-12-2017
T. Gary Trimm	37,500	12,500 (4)	14.20	07-19-04	07-19-2014
	21,900	-	21.50	06-22-05	06-22-2015
	6,767	20,303 (4)	13.50	08-14-06	08-14-2016
	-	28,757	14.00	08-20-07	08-20-2017
				10-25-04	10-25-2014	2,364 (5)	16,075	1,576	10,717

(1)	The amounts and values in this table reflect the Reverse Stock Split.
(2)
The amounts shown in these columns reflect the market value of the unvested shares based on the closing market price on June 30, 2008 (the last business day of fiscal year 2008) of $6.80 multiplied by the number of shares.

(3)
The restrictions on the shares reported in this column lapse when performance goals based on revenue and operating income and established in October 2004 are achieved.  The goals assumed substantial growth in our served markets that did not occur. For example, we would have needed revenue of $115 million and operating income of $6 million in fiscal year 2008 for the restrictions to lapse on the shares allocated for fiscal year 2008.  It is possible to catch up in fiscal year 2009, but given the goals, it is highly unlikely that these goals will be achieved.

(4)	The options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date.
(5)	The restriction on these shares will lapse on October 25, 2008.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008

The following table provides information regarding stock vested by each of our Named Executive Officers during fiscal year 2008. There were no options exercised during fiscal year 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Dan Mondor	-	-
Kirk L. Somers	553	6,259
Emory O. Berry	-	-
T. Gary Trimm	2,364	26,717

______________________________________________________________________________________

(1)
The amount reported in this column for each Named Executive Officer represents the market value of the stock on the day the stock vested which was October 25, 2007 ($11.30).  These numbers reflect the Reverse Stock Split.

Potential Payments Upon Termination or Change in Control

The employment agreements with our Named Executive Officers and the terms of our Amended and Restated 2001 Stock Option plan provide for certain payments or accelerated vesting of awards as described below.

Executive Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers.  These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually with increases awarded at the discretion of the Board or the Compensation Committee.  The agreements also provide for an annual bonus opportunity based on a percentage of base salary.  Although the percentage is established in each agreement, it is subject to change by the Compensation Committee as an employee’s duties expand.

The agreements provide that employment may be terminated by either Concurrent or the respective Named Executive Officer at any time.  In the event the Named Executive Officer voluntarily resigns or is terminated for Due Cause (defined below), compensation under the employment agreement will end.  In the event an agreement is terminated:

•	directly by us without Due Cause; or
•	in certain circumstances constructively by us; or
•	in the case of Messrs. Mondor, Berry and Trimm, within one year of a Change in Control (as defined below);

the terminated employee will receive severance compensation equal to his salary at the time of termination for a period of 12 months from the date of termination and will be entitled to continue to participate in our healthcare plans through the severance period. Additionally, the severance compensation of Messrs. Mondor and Berry would include the amount of annual bonus, if any, paid in the year prior to termination (“prior year bonus”).  Severance compensation would be paid in equal, biweekly installments or in accordance with our normal salary payment procedures, except for the prior year bonus due Messrs. Mondor and Berry which would be paid in a lump sum on the first pay date after termination.  The agreements define constructive termination as (a) demotion, (b) material change in authority or duties or responsibilities, (c) decrease in salary or bonus opportunity, (d) material reduction in benefits, or (e) material breach of the employment agreement by Concurrent.

The agreements also provide that if an employee is terminated due to death or continuing disability the employee or his estate will be paid 6 months of salary.

The term “Due Cause” means the employee:

(a)	committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude;

(b)	willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of the Board of Directors;

(c)	failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or

(d)	failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

If a Named Executive Officers’ employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

Dan Mondor.  In April 2008, we entered into an employment agreement with Mr. Mondor.  He will be paid an annual salary of $370,000 for fiscal year 2009, and his annual target bonus is 65% of his annual base salary.  The agreement has a four year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

Emory O. Berry.  In March 2007, we entered into an agreement with TechCFO LLC to employ Mr. Berry as our Chief Financial Officer.  Pursuant to the agreement, we paid a monthly fee of $30,000 to TechCFO.  In August 2008, we entered into an employment agreement with Mr. Berry and terminated our agreement with TechCFO.  Mr. Berry will be paid an annual salary of $295,000 for fiscal year 2009 and his target bonus is 50% of his annual base salary.  The agreement has a four year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

The employment agreements of Messrs. Mondor and Berry provide that, if within one year of a Change in Control  their employment is terminated and such termination is not based on death or disability or on Due Cause, they will be entitled to receive severance compensation as described above.  “Change in Control” shall have the same definition as contained in the Amended and Restated 2001 Stock Option Plan described below.

Kirk L. Somers.  In November 2001, we entered into an employment agreement with Mr. Somers.  He was  paid an annual salary of $250,000 for fiscal year 2008 and his target bonus is 40% of his annual base salary.   If he becomes entitled to severance compensation, he will receive his salary for 12 months after termination.

T. Gary Trimm.  In July 2004, we entered into an employment agreement with Mr. Trimm.  He was to be paid an annual salary of $380,362 for fiscal year 2008, and was eligible for an annual target bonus is 50% of his annual base salary.  His employment ended effective May 2, 2008 and he entered into a separation agreement with the company.

Mr. Trimm’s separation agreement provides for compensation through October 31, 2010 ($10,000 per month for the first 12 months and $5,000 per month for the next 18 months), including reimbursement for expenses, for his role as a consultant to the Company.  If Mr. Trimm dies before October 31, 2010, any remaining compensation will be paid to his estate.  He also is entitled to pro-rated annual incentive bonus for the fiscal year 2008 and continued coverage for himself and his dependents on the Company’s healthcare plans from the date of his separation of service through the date he reaches age 65.  As part of the agreement, his outstanding stock options and restricted stock awards were amended by the Compensation Committee of the Board of Directors to provide that (i) his options will continue to vest and restrictions on restricted stock will lapse in accordance with existing schedules as long as Mr. Trimm remains a consultant to the Company and (ii) his options will fully vest and the restrictions on restricted stock will lapse on the earliest to occur of (x) the existing schedule for vesting or lapse of restrictions, (y) a change in control (as defined in the Company’s Second Amended and Restated 2001 Stock Option Plan) or, (z) October 31, 2010.

As part of the separation agreement, Mr. Trimm has agreed that until October 31, 2010 he will not (1) engage in services in a senior managerial capacity that would compete with the Company’s significant businesses in the continental United States, (2) solicit any customers or prospects of the Company with whom Mr. Trimm had material business contact during the preceding twelve month period for the purpose of competing with the Company’s significant businesses, (3) recruit or otherwise seek to induce any employees of the Company to terminate their employment or (4) use for his own benefit trade secrets of the Company.  Mr. Trimm also released the Company of any and all claims he may have arising out of his employment with the Company.

Amended and Restated 2001 Stock Option Plan

Under the Amended and Restated 2001 Stock Option Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted shares.  “Change in Control” means the occurrence of any of the following events:

(a)	the acquisition of 35% or more of our stock by a party that is not a fiduciary holding the shares for the benefit of the Company;

(b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c);

(c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, and (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 35% or more of our shares without approval of our Board of Directors.

(d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.

Dan Mondor

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Mondor, assuming the triggering event occurred on June 30, 2008 (the last business day of fiscal year 2008).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	370,000	370,000	-	370,000	185,000	185,000
Bonus	-	240,500	240,500		240,500	-	240,500
Long Term Incentives		-		-
Stock Awards	-	-	-	-	-	-	-
Unvested and accelerated (1)	-	204,000		-	-	-	-
Benefits and Perquisites:
Post termination Medical (2)	-	9,420	9,420	-	9,420	-	9,420
Accrued Vacation Pay	9,863	9,863	9,863	-	9,863	9,863	9,863

Total	9,863	833,783	629,783	-	629.783	194,863	444,783

(1)
The amount in this row represents the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2008 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.80, which was the closing price of our common stock on June 30, 2008, the last trading day of our fiscal year reflecting the Reverse Stock Split.  Mr. Mondor would only be entitled to the base salary and bonus components if he were terminated within one year of a Change in Control.

(2)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Mondor during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Kirk L. Somers

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Somers, assuming the triggering event occurred on June 30, 2008 (the last business day of fiscal year 2008).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	-	250,000	-	250,000	125,000	125,000
Long Term Incentives	-		-	-	-	-	-
Stock Awards	-	-	-	-	-	-	-
Unvested and accelerated (1)	-	6,278	-	-	-	-	-
Benefits and Perquisites:
Post termination Medical (2)	-	9,420	9,420	-	9,420	-	9,420
Accrued Vacation Pay	24,280	24,280	24,280	-	24,280	24,280	24,280

Total	24,280	39,978	283,700	-	283,700	149,280	158,700

(1)
The amount in this row represents the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2008 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.80, which was the closing price of our common stock on June 30, 2008, the last trading day of our fiscal year reflecting the Reverse Stock Split.

(2)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Somers during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Emory O. Berry

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Berry, assuming the triggering event occurred on June 30, 2008 (the last business day of fiscal year 2008).  On such date, Mr. Berry was a contractor for TechCFO and the amounts below would be paid pursuant to Concurrent’s agreement with TechCFO.  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Monthly Consulting Fee (1)	-	90,000	180,000	-	180,000	-	-
Long Term Incentives	-	-	-	-	-	-	-
Unvested and accelerated (2)	-	26,794	-	-	-	-	-

Total	-	116,794	180,000	-	180,000	-	-

(1)
The amounts in this row represent the amounts due upon termination of the contract with TechCFO without cause or if we undergo a Change in Control prior to the first anniversary or between the first and second anniversary of our contract with TechCFO.

(2)
The amount in this row represents the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2008 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $6.80, which was the closing price of our common stock on June 30, 2008, the last trading day of our fiscal year reflecting the Reverse Stock Split.

T. Gary Trimm

Mr. Trimm retired on May 2, 2008. In addition to the pay and benefits he receives pursuant to his separation agreement, Mr. Trimm was provided the same benefits any other employee would have received upon termination.  These payments include payment for unused but earned vacation time in the amount of $43,888.  In addition, Mr Trimm is entitled to other benefits pursuant to his separation agreement described above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Blackmon (Chairman), James and Nussrallah.  From January 2000 to October 2000, Mr. Nussrallah served as our President & Chief Executive Officer and from January 1999 to December 1999, he served as the President of the VOD division.  No other members of the Compensation Committee have ever been an officer or employee of Concurrent.  In addition, none of our Named Executive Officers serve as a member of a Board of Directors or Compensation Committee of any entity that has one or more Named Executive Officers who serves on our Board or on the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2008 about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under our 1991 Stock Option Plan, Amended and Restated 2001 Stock Option Plan, the Rifenburgh Plan and the Vivid Acquisition Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (4)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by security holders
1991 Option Plan (1)	143,786	$ 105.77	-
2001 Option Plan	589,995	$ 18.75	401,444
Subtotal	733,781	$ 35.80	401,444

Equity compensation plans not approved by security holders
2001 Rifenburgh Stock Option Plan (2)	1,000	$110.50	-
1999 Vivid Stock Option Plan (3)	-	-	-
Subtotal	1,000	$110.50	-

Total	734,781	$ 35.90	401,444

(1)	The Amended and Restated 2001 Option Plan (“2001 Option Plan”) replaced the 1991 Stock Option Plan (“1991 Option Plan”) that expired on January 31, 2002.

(2)
Relates to an option to purchase 10,000 shares issued to Richard Rifenburgh, a former director, in connection with his retirement from the Board of Directors.  The option vested immediately and has a ten year term.

(3)	Relates to options issued in 1999 associated with the acquisition of Vivid Technology. As of the time of the acquisition, all options were fully vested.

(4)	Reflects the Reverse Stock Split.

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent registered public accountants the scope and results of their audit engagement.  In connection with the fiscal year 2008 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2008;
•	discussed with Deloitte & Touche LLP, Concurrent’s independent registered public accountants, the matters required by Statement of Auditing Standards No. 114, as amended; and
•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2008.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Larry L. Enterline

September 12, 2008

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2008 and fiscal year 2007 for the audit of our annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $681,000 and $768,000, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for each of fiscal year 2008 and fiscal year 2007 were $25,000 and $23,000, respectively. These fees relate to the audit of our benefit plan.

Tax Fees

There were no fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for each of fiscal year 2008 and fiscal year 2007.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board of Directors on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee.  The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees,” “Audit Related Fees,” and “Tax Fees,” for each of fiscal year 2008 and fiscal year 2007 were $30,000 and $80,000, respectively.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accountant's independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2009 and is submitting the appointment to stockholders for ratification.  Deloitte & Touche LLP also served as our independent registered public accountants for the fiscal year ended June 30, 2008.  A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accountants.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to our knowledge, the beneficial ownership of Concurrent’s common stock as of August 25, 2008 for directors, the Named Executive Officers, directors and officers as a group.  To the Company’s knowledge, there is no  stockholder holding more than a 5% interest in our common stock.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Directors and Named Executive Officers:
Emory O. Berry	-		450	*
Charles Blackmon	600		7,000	*
Larry L. Enterline	600		4,000	*
C. Shelton James	2,250	(4)	8,700	*
Dan Mondor	-		-	*
Steve G. Nussrallah	5,600		7,000	*
Kirk L. Somers	4,284	(5)	21,929	*
T. Gary Trimm	14,183	(6)	92,626	*

Directors, Named Executive Officers, and other current officers as a group (8 persons)	27,517		141,705	1.7%
Five Percent Stockholders:
None

*	Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by Named Executive Officers, directors and principal stockholders, and Schedule 13Gs and 13Fs filed with the SEC reflecting the Reverse Stock Split.

(2)	Represents shares that can be acquired through stock option exercises on or prior to October 25, 2008 reflecting the Reverse Stock Split.

(3)
Based on an aggregate of 8,293,000 shares of common stock outstanding as of August 25, 2008.  Assumes that all options exercisable on or prior to October 25, 2008 owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 200 shares that are held by Mr. James’ spouse.

(5)	Includes 1,171 shares held for the benefit of Mr. Somers in Concurrent’s Retirement Savings Plan and 553 shares of restricted stock on which the restrictions will lapse on October 25, 2008.

(6)	Includes 573 shares held for the benefit of Mr. Trimm in Concurrent’s Retirement Savings Plan and 2,364 shares of restricted stock on which the restrictions will lapse on October 25, 2008.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Certain Relationships and Related Party Transactions

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions.  Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of Concurrent, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee.  A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions.  No reportable transactions occurred during fiscal year 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC.  Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by our officers and directors and persons who beneficially own more than ten percent of our common stock and written representations from certain reporting persons, we believe all required Section 16(a) reports were timely filed in fiscal year 2008 except the Form 4 filed with respect to options granted to Mr. Berry on September 12, 2007 which was filed three (3) days late.

Householding

As permitted by the Exchange Act, only one copy of the proxy statement or the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report.  We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy of the proxy statement or the Notice was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or the Notice may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement or the Notice and annual report be mailed in the future.

2009 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2009 Annual Meeting of Stockholders (expected to be held in October 2009) must be received by the corporate secretary of Concurrent not later than May 22, 2009 to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws.  Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Corporate Secretary

In addition, a stockholder may bring business before the 2009 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws.  The Bylaws require that a stockholder must:

•
provide written notice that is received by the corporate secretary of Concurrent not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the stockholder’s notice will be timely if received by no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made; and

•	supply the additional information listed in Article IV of Concurrent’s Bylaws.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board of Directors does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President & Secretary
Duluth, Georgia
September 12, 2008